Exhibit 99.1

Central European Distribution Corporation Signs Binding Commitment for Strategic Investment in the

Russian Alcohol Group, the Leading Vodka Producer in Russia

Bala Cynwyd, Pennsylvania May 22, 2008: Central European Distribution Corporation (NASDAQ: CEDC) today announced that is has signed a binding commitment for a strategic investment in the Russian Alcohol Group (“Russian Alcohol”), the leading vodka producer in Russia.

CEDC’s planned equity investment of $156.5 million in Russian Alcohol will provide the Company with an initial stake of approximately 40% in the Russian Alcohol business. This transaction is in connection with Lion Capital LLP’s acquisition of a controlling stake in Russian Alcohol. In addition to the equity investment, CEDC will purchase $103.5 million of exchangeable notes which bear interest from 8.3% to 10.5% and can be fully exchanged into additional shares of Russian Alcohol starting in 2010. Our agreements governing this investment include put and call options to acquire the remaining stake in Russian Alcohol starting in 2010 based off of the prior year audited numbers. The strike prices for the call and put options have been agreed by all parties at multiples that are in line with CEDC’s recent investments in Russia. The transaction is expected to be closed by mid-year 2008 and is subject to satisfaction of customary closing conditions, including approval by the Federal Antimonopoly Service of the Russian Federation. CEDC plans to finance its strategic investment primarily through a combination of equity and cash with a small component of debt.

Russian Alcohol is the largest vodka producer in Russia with over a 10% market share, and produces leading vodka brands such as Green Mark, which is the number one main stream vodka brand in Russia and Zhuravli, a top selling premium vodka brand behind CEDC’s Parliament, which is the top selling premium vodka brand in Russia. The Company also has a well established long drink business in Russia. Utilizing what we believe to be the largest spirits sales team in Russia, Russian Alcohol is expected to have 2008 net sales of over $500 million based on information provided to us in connection with our investment.

Lion Capital is a London-based investment firm that is recognized as a leader in investing in the consumer sector, with over €4 billion of equity capital invested in consumer businesses across Europe and North America. Lion’s portfolio of market-leading food and beverage companies includes such well-known brands as Nidan, a leading juice producer in Russia, Weetabix, the UK’s number one cereal brand, and the iconic Schweppes and Orangina beverage brands in Europe. Lion Capital’s investment strategy is underpinned by exceptional experience within its senior team in investing in and operating within the consumer sector and the firm has a proven track record of successfully growing companies post acquisition.

William Carey, President and CEO commented, “We are extremely excited about this opportunity to be aligned with one of the premier Russian spirit companies. We believe that through our partnership with Lion Capital over the next few years, we will be able to continue to bring value to the Russian Alcohol business. Should we realize full ownership of the Russian Alcohol business, we expect that there will be significant synergies across our businesses in Russia, which we believe should create an enviable portfolio and market position. This investment represents a further step in the development of our Russian strategy and in becoming the market leader in Central and Eastern Europe with the strongest portfolio of branded wines and spirits.”

The transaction is expected to be accretive to our previously announced guidance for 2008 and 2009.

Citi and Renaissance Capital are acting as financial advisors and Dewey & LeBoeuf LLP is acting as legal advisor to CEDC.

CEDC is the largest vodka producer in Poland and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to many markets around the world, including the United States, England, France and Japan. CEDC also produces and distributes Royal Vodka, the top selling vodka in Hungary, and produces Parliament Vodka, the leading premium vodka in Russia.

CEDC also is the leading national distributor of alcoholic beverages in Poland by value, and a leading importer of alcoholic beverages in Poland and Hungary. In Poland, CEDC operates 17 distribution centers and 87 satellite branches and imports many of the world’s leading brands, including brands such as Carlo Rossi Wines, Concha y Toro wines, Metaxa Brandy, Remy Martin Cognac, Guinness, Sutter Home wines, Grant’s Whisky, Jagermeister, E&J Gallo, Jim Beam Bourbon, Sierra Tequila, Teachers Whisky, Campari, Cinzano, Skyy Vodka and Old Smuggler.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding expectations of our strategic investment in the Russian Alcohol Group. Forward-looking statements involve known and unknown risks and uncertainties, including risks relating to our ability to successfully complete investments and achieve the benefits we anticipate therefrom, that may cause the actual results performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2007, and in other documents filed by CEDC with the Securities and Exchange Commission.

Contact:

Jim Archbold,

Investor Relations Officer

Central European Distribution Corporation

610-660-7817